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              Covalent Group, Inc. Changes Board of Directors to
              Strengthen its Financial and Management Expertise;
              Repositioning Reflects Changing Needs of Company as
                              Growth Accelerates

WAYNE, Pa., October 11, 2001 /PRNewswire/ -- Covalent Group, Inc. (Nasdaq:
CVGR), a recognized leader in setting the standard in new approaches to drug development, research management, and clinical trial safety is pleased to announce that Thomas E. Hodapp and Scott M. Jenkins have been appointed to its Board of Directors. Messrs. Hodapp and Jenkins bring to the Board unique skills in finance and business development for growth companies that should ideally complement the needs of Covalent Group, Inc.

These changes reposition our Board to meet the evolving needs of the Company as it enters a more rapid growth phase. Messrs. Hodapp and Jenkins replace resigning board members Anthony Cerami, Ph.D., Steven Sallen, M.D., and Donald Holdsworth, each of whom has resigned to pursue other business commitments. Covalent maintains good relationships with all three former Board members and thanks them for their efforts on behalf of the Company.

The following brief biographies summarize the experience of the Company's new Board members:

Thomas E. Hodapp has over 20 years of financial experience in the fields of medical research, life sciences, and managed care, which includes experience in both the private and public capital markets, as an industry research analyst, investment banker, private equity investor and co-founder of several companies. Tom is a nationally recognized expert on healthcare investment and strategy. Currently, he is President of Access Capital Management, a financial advisory and investment management firm providing financial and strategic advisory services to both private and leading healthcare service, information technology and life science companies. From 1992-1999, Tom was a Managing Director and Senior Healthcare Research Analyst at Robertson Stephens & Company, LLC, where he oversaw research for the managed care, practice management and healthcare information services industries. He began his research career at Goldman Sachs & Co. where he focused on healthcare services, managed care and medical devices. In 1988, Tom joined Montgomery Medical Ventures, a $140 million venture capital partnership with private investments in approximately 40 early stage healthcare service, medical device and biotechnology companies. Mr. Hodapp currently maintains a number of board positions, including Proxymed, Inc., a publicly traded healthcare information technology company.

Scott M. Jenkins similarly brings to Covalent Group, Inc. an extensive background in finance and accounting in both the public and private sectors having worked across a broad array of industries as a consultant, analyst, and investor. Scott is the President of S. M. Jenkins & Co., which he founded in 1991. S. M. Jenkins & Co. provides a wide range of financial and consulting services to private companies, wealthy family groups and a variety of businesses. In addition, he is the General Partner of Jenkins Partners, L.P., which has invested in many early stage private and public companies. After graduating, with distinction, from the University of
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Pennsylvania, Wharton School, with a Masters of Business Administration degree in 1984, Scott joined Goldman Sachs & Co. where he worked until 1990 when he went to the First Boston Corporation. He has also served in the not-for-profit healthcare sector as the Chair of Board of Trustees of the Presbyterian Medical Center of Philadelphia Foundation, which is now part of the University of Pennsylvania Health System.

Kenneth M. Borow, M.D., Chief Executive Officer, commented: "Covalent Group, Inc.'s growth has continued to accelerate on an international scale over the past year. Tom Hodapp and Scott Jenkins each bring unique expertise and contacts to our Board of Directors. I believe that the Company will greatly benefit from their experience and skills in corporate strategy and business development. I couldn't be more pleased to have additions of this caliber."

Covalent Group, Inc. is a comprehensive research management and drug development organization. Through its consultative, operational and technologic expertise, Covalent Group is a leader in setting the standard in new approaches to drug development and clinical trial safety. In addition, through its proprietary TeleTrial(R) interactive speech recognition and web-enabled system, Covalent Group is on the cutting edge of advanced clinical trial processes.

This press release contains forward-looking statements identified by words such as "believe", "expect", "anticipates" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operation results include, without limitation: (i) the Company's success in attracting new business; (ii) the size, duration, and timing of clinical trials; and (iii) the termination, delay or cancellation of clinical trials. Additional information concerning factors that could cause actual results to materially differ from those in forward looking statements is contained in Covalent Group's SEC filings, including its Registration Statement on Form S-3, Annual Report on Form 10-KSB and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group's investor relations department.

Company Contact:  Thomas Dean, Investor Relations, (212) 421-2545
Contact us on-line:  http://www.covalentgroup.com